Exhibit 99.1

Vine Hill Capital Investment Corp. Announces the Separate Trading of Its Class A Ordinary Shares and Warrants, Commencing on October 28, 2024

Fort Lauderdale, Florida, Oct. 25, 2024 (GLOBE NEWSWIRE) – Vine Hill Capital Investment Corp. (Nasdaq: VCICU) (the “Company”), a special purpose acquisition company, today announced that, commencing on October 28, 2024, holders of the units (the “Units”) sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares (the “Ordinary Shares”) and warrants (the “Warrants”) included in the Units.

The Ordinary Shares and Warrants received from the separated Units will trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “VCIC” and “VCICW”, respectively. Units that are not separated will continue to trade on Nasdaq under the symbol “VCICU”. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Ordinary Shares and Warrants.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination in any business, industry, sector or geographical location, but the Company intends to focus its search on a target business in the industrial and services industries, where it believes the expertise of its management team will provide it with a competitive advantage in completing a successful initial business combination.

The Units were initially offered by the Company in an underwritten offering. Stifel, Nicolaus & Company, Incorporated acted as sole book-running manager for the offering. Copies of the prospectus relating to the offering may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, One South Street, 15th Floor, Baltimore, Maryland 21202, or by email:  SyndProspectus@Stifel.com or by telephone: (855) 300-7136.

The registration statement relating to the securities of the Company was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 5, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the SEC, which could cause actual results to differ from forward-looking statements. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law. No assurance can be given that the Company will ultimately complete a business combination transaction.

Contact

Nicholas Petruska

Vine Hill Capital Investment Corp.

Phone: (954) 848-2859

Email: info@vinehillcapital.com

Website: https://vinehillcapital.com/